Exhibit 99.1

NEWS RELEASE

Contact:	Brittany M. Zolko

(717) 692-7187

brittany.zolko@midpennbank.com

FOR IMMEDIATE RELEASE

Mid Penn Bancorp, Inc. Completes Acquisition of First Priority

Financial Corp.

MILLERSBURG, Pa. (Aug. 1, 2018) (GLOBE NEWSWIRE) – Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ: MPB) today announced that its acquisition of First Priority Financial Corp. (“First Priority”) was completed after the close of business on July 31, 2018. In connection with the holding company merger, First Priority’s banking subsidiary, First Priority Bank, has been merged with and into Mid Penn’s subsidiary bank, Mid Penn Bank, and is now operating as “First Priority Bank, a Division of Mid Penn Bank.”

The all-stock transaction was valued at approximately $82 million and expands Mid Penn’s footprint into southeastern Pennsylvania, including Berks, Bucks, Chester and Montgomery counties. As a result of the merger, Mid Penn now operates a total of 37 retail locations in Pennsylvania. The consolidated assets of the combined company are valued at approximately $2 billion.

“We are pleased to welcome First Priority customers, shareholders and employees to Mid Penn Bank,” said Mid Penn President and CEO Rory G. Ritrievi. “As we introduce the Mid Penn brand of community banking to Berks County and the Delaware Valley, we are very focused on ensuring this transition is positive for all stakeholders. We believe our products, services and conveniences will be embraced by customers and the communities at large.”

Sandler O’Neill + Partners, L.P. served as financial advisor and Pillar+Aught served as legal advisor to Mid Penn in the transaction. Griffin Financial Group LLC acted as financial advisor and Stevens & Lee, P.C. acted as legal advisor to First Priority.

About Mid Penn Bancorp, Inc.

Mid Penn Bancorp, Inc. (NASDAQ: MPB), headquartered in Millersburg, Pa., has been serving the community since 1868. Mid Penn has 37 retail locations in the state of Pennsylvania and total assets of approximately $2 billion. Its footprint includes Berks, Bucks, Chester, Cumberland, Dauphin, Fayette, Lancaster, Luzerne, Montgomery, Northumberland, Schuylkill and Westmoreland counties. The bank offers a comprehensive portfolio of products and services to meet the banking needs of the communities it serves. To learn more about Mid Penn Bank, visit www.midpennbank.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: difficulties and delays in integrating the business or fully realizing cost savings and other benefits; ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve other merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Mid Penn Bancorp, Inc.’s filings with the Securities and Exchange Commission (SEC).

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